                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant /X/
                 Filed by a party other than the Registrant / /

                           Check the appropriate box:
                         / / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
                        /X/ Definitive Proxy Statement
              / / Definitive Additional Materials
      / / Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                        FIREARMS TRAINING SYSTEMS, INC.
          ---------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

   ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):
                               /X/ No fee required
   / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

       (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------


        (2) Aggregate number of securities to which transaction applies:

         ---------------------------------------------------------------

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ---------------------------------------------------------------

              (4) Proposed maximum aggregate value of transaction:

         ---------------------------------------------------------------

                               (5) Total fee paid:

         ---------------------------------------------------------------

               / / Fee paid previously with preliminary materials.
 / / Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                             (1) Amount Previously Paid:

         ---------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

         ---------------------------------------------------------------
                                (3) Filing Party:

         ---------------------------------------------------------------
                                (4) Date Filed:

         ---------------------------------------------------------------

     [FIREARMS TRAINING SYSTEMS LOGO]




                         Firearms Training Systems, Inc.
                            7340 McGinnis Ferry Road
                             Suwanee, Georgia 30024

July 25, 1997


To Our Stockholders:

     On behalf of the Board of Directors and management of Firearms Training Systems, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on August 27, 1997, at 11:00 a.m., at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092.

     At the Annual Meeting, stockholders will be asked to elect three (3) directors of the Company, all of whom are currently directors of the Company. Information about these persons and certain other matters is contained in the accompanying Proxy Statement. A copy of the Company's 1997 Annual Report to Stockholders, which contains financial statements and other important information about the Company's business, is also enclosed.

     It is important that your shares of stock be represented at the meeting, regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card. However, if you wish to vote for reelecting the directors, all you need to do is sign and date the proxy card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     We hope you are able to attend, and look forward to seeing you.

                                           Sincerely,

                                           /s/ Peter A. Marino
                                           ------------------------------------
                                           Peter A. Marino
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT

                         Firearms Training Systems, Inc.
                            7340 McGinnis Ferry Road
                             Suwanee, Georgia 30024

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1997

                            ------------------------


To the Stockholders of
Firearms Training Systems, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Firearms Training Systems, Inc. will be held at 11:00 a.m. on Wednesday, August 27, 1997, at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, for the following purposes:

          1. To elect three of the eight directors constituting the Board of Directors to serve for three years and until their successors are elected and qualified;

          2. Such other matters as may properly come before the meeting and any adjournment or postponement thereof.

     Only stockholders of record on June 30, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

                                     BY ORDER OF THE BOARD OF DIRECTORS,

                                     /s/ Charles N. Bowen
                                     ----------------------------
                                     Charles N. Bowen
                                     SECRETARY

Suwanee, Georgia
July 25, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN, DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                                 PROXY STATEMENT
                               Dated July 25, 1997
                     For the Annual Meeting of Stockholders
                          To be Held on August 27, 1997

     This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Firearms Training Systems, Inc. ("FATS" or the "Company") for use at FATS' 1997 Annual Meeting of Stockholders ("Annual Meeting") to be held on Wednesday, August 27, 1997, including any postponement, adjournment, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Company's principal offices are located at 7340 McGinnis Ferry Road, Suwanee, Georgia 30024. The cost of soliciting proxies will be borne by the Company. Proxies will be solicited through the use of the mails by the directors, officers and employees of the Company. Management intends to mail this Proxy Statement and the accompanying form of proxy to stockholders on or about July 31, 1997.

     Only stockholders of record at the close of business on June 30, 1997 (the "Record Date"), are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 20,404,630 shares of common stock, $.000006 par value per share ("Common Stock") of FATS outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote on any matter submitted for vote by the stockholders.

     Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the Annual Meeting and voting in person.

     Proxies that are executed but which do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

     A copy of the Company's 1997 Annual Report to Stockholders which includes financial statements, but which does not constitute part of the proxy solicitation material, is being furnished herewith to each shareholder of record as of the close of business on June 30, 1997. Additional copies of the 1997 Annual Report to Stockholders and copies of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997 will be provided free of charge upon written request to:

                         FIREARMS TRAINING SYSTEMS, INC.
                            7340 McGINNIS FERRY ROAD
                             SUWANEE, GEORGIA 30024
                      ATTN: INVESTORS RELATIONS DEPARTMENT

     If the person requesting the Form 10-K was not a stockholder of record on June 30, 1997, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

               OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 10, 1997 by: (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors;
(iii) the Company's former chief executive officer and each of the other employees included in the Summary Compensation Table; and (iv) the Company's current directors and officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock indicated as being beneficially owned by them.

                                                             SHARES OF
                                                           COMMON STOCK
                                                            BENEFICIALLY
               NAMES OF BENEFICIAL OWNERS (1)                OWNED (2)
               -------------------------------               ---------
                                                           NUMBER      %
                                                           -------     --
Centre Capital Investors II, L.P. .....................    7,266,811   35.6%
Centre Partners Coinvestment, L.P. ....................    1,074,961    5.3
Centre Capital Offshore Investors II, L.P. ............    1,439,918    7.1
Centre Capital Tax-exempt Investors II, L.P. ..........      812,370    4.0
Centre Partners Management LLC (3) ....................    9,519,099   46.7
Centre Partners II LLC (4) ............................   11,165,241   54.7
THIN International N.V. (5) ...........................    2,967,978   14.5
Peter A. Marino (6) ...................................      151,309    *
David A. Apseloff (6) .................................       28,302    *
Juan C.G. de Ledebur (6) ..............................       63,447    *
Robert F. Mecredy (6) .................................       39,027    *
Robert B. Terry, Jr. (6) ..............................       21,170    *
Lester Pollack (7) ....................................           --    --
William J. Bratton ....................................           --    --
Craig I. Fields .......................................           --    --
Jonathan H. Kagan (8) .................................           --    --
Scott Perekslis (9) ...................................        9,005    *
Bruce G. Pollack (10) .................................        7,504    *
Paul J. Zepf (11) .....................................       10,506    *
Jody Scheckter ........................................           --    --
All current directors and executive officers as a group
  (13 individuals) (12) ...............................      381,249    1.9

------
 *  Less than 1%.

 (1)The address of Centre Capital Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Capital Tax-exempt Investors II, L.P., Centre Partners Management LLC ("Centre Management") and Centre Partners II, LLC (together with Centre Capital Offshore Investors II, L.P., collectively, the "Centre Entities") is 30 Rockefeller Plaza, New York, New York 10020; the address of Centre Capital Offshore Investors II, L.P. is c/o Reid Management, Cedar House, 41 Cedar Avenue, Box HM 1179, Hamilton, Bermuda; and the address of THIN International N.V. ("THIN International") is Landhuis Joonchi, Koya Richard J. Beaujan z/n, P.O. Box 837, Curacao, Netherlands Antilles.

 (2)Based on 20,404,630 shares of Common Stock outstanding on July 10, 1997. Calculation of percentage of beneficial ownership assumes the exercise of all options exercisable within 60 days of July 10, 1997 only by the respective named shareholder.

 (3)Information regarding ownership of Common Stock by the Centre Entities is included herein in reliance on information set forth in a Schedule 13G filed by the Centre Entities on February 14, 1997 with the Securities Exchange Commission (the "Commission"), reflecting ownership as of December 31, 1996. Pursuant to a Management Agreement, Centre Capital Investors II, L.P., Centre Partners Offshore Investors II, L.P. and Centre Capital Tax-exempt Investors II, L.P. have delegated voting and investment power with respect to the Common Stock beneficially owned by them to Centre Management; accordingly, the aggregate security ownership of those Centre Entities is reflected for Centre Management as well.

 (4)As general partner of Centre Partners Coinvestment, L.P. and general partner of the general partner of Centre Capital Investors II, L.P., Centre Partners Offshore Investors II, L.P. and Centre Capital Tax-exempt Investors II, L.P., Centre Partners II LLC ("Centre Partners") is reflected as beneficially owning the Common Stock owned by those Centre Entities. In addition, pursuant to certain co-investment arrangements, Centre Partners has been delegated voting and investment power with respect to an additional 571,181 shares of Common Stock.

 (5)Information regarding ownership of Common Stock by THIN International is included herein in reliance on information set forth in a Schedule 13G filed by THIN International on January 29, 1997 with the Commission, reflecting ownership as of December 31, 1996. Mr. GH Thyssen-Bornemisza, a Swiss national resident in Monaco and chairman of TBG Holdings N.V., may be deemed to have sole voting and dispositive power over the Common Stock owned by THIN International.

 (6)Messrs. Marino, Apseloff, de Ledebur, Mecredy and Terry's beneficial ownership includes exerciseable options for 53,037 shares, 3,402 shares, 9,663 shares, 8,317 shares and 5,799 shares, respectively.

 (7)Excludes 9,519,099 shares of Common Stock for which Centre Management has been delegated voting and investment power and 11,165,241 shares of Common Stock for which Centre Partners is reflected as having beneficial ownership. Mr. L. Pollack is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. L. Pollack disclaims any beneficial ownership of such shares of Common Stock.

 (8)Excludes 9,519,099 shares of Common Stock for which Centre Management has been delegated voting and investment power and 11,165,241 shares of Common Stock for which Centre Partners is reflected as having beneficial ownership. Mr. Kagan is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. Kagan disclaims any beneficial ownership of such shares of Common Stock.

 (9)Includes 9,005 shares of Common Stock held in a 401(k) plan for the benefit of Mr. Perekslis, over which Mr. Perekslis has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

(10)Excludes 9,519,099 shares of Common Stock for which Centre Management has been delegated voting and investment power and 11,165,241 shares of Common Stock for which Centre Partners is reflected as having beneficial ownership. Mr. B. Pollack is a Managing Director of each of Centre Management and Centre Partners and, as such, may be deemed to have voting and investment power over such shares of Common Stock. Mr. B. Pollack disclaims any beneficial ownership of such shares of Common Stock. Includes 7,504 shares of Common Stock held in a 401(k) plan for the benefit of Mr.
    B. Pollack, over which Mr. B. Pollack has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

(11)Includes 10,506 shares of Common Stock held in a 401(k) plan for the benefit of Mr. Zepf, over which Mr. Zepf has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

(12)Excludes 9,519,099 shares of Common Stock for which Centre Management has been delegated voting and investment power and 11,165,241 shares of Common Stock for which Centre Partners is reflected as having beneficial ownership, for which Messrs. L. Pollack, Kagan and B. Pollack may be deemed to have voting and investment power based on their serving as a Managing Director of such entities. Messrs. L. Pollack, Kagan and B. Pollack disclaim beneficial ownership of such shares of Common Stock. Includes 27,015 shares of Common Stock held in 401(k) plans for the benefit of Messrs. Perekslis, B. Pollack and Zepf, over which each such individual has delegated voting and investment authority to Centre Partners pursuant to certain co-investment arrangements.

                                RECAPITALIZATION

         The Company was incorporated in 1984 and was a wholly owned subsidiary of THIN International, a Netherlands Antilles corporation (formerly known as Firearms Training Systems International N.V.) until July 31, 1996. At that time, the Company consummated a set of transactions (the "Recapitalization") pursuant to a Recapitalization and Stock Purchase and Sale Agreement among the Company, THIN International, Centre Management and the Centre Entities. As part of the Recapitalization, the Company (i) effected a 100,000-for-one stock split with respect to its common stock, (ii) issued common stock to the Centre Entities for $36 million, (iii) issued to NationsBridge, L.L.C. ("NationsBridge") certain senior subordinated bridge notes (the "Bridge Notes") for $40 million and entered into escrow arrangements providing for the delivery to NationsBridge, under certain circumstances, warrants to purchase common stock of the Company (the "NationsBridge Warrants"), (iv) entered into a new credit agreement with NationsBank, N.A. (South) ("NationsBank") and certain other lenders providing for certain credit facilities aggregating $85 million (the "Senior Bank Debt"), borrowed $76 million under such credit facilities and terminated its then existing credit facility with NationsBank, and (v) repurchased certain shares of common stock owned by THIN International for approximately $151.9 million in cash and agreed to make an additional contingent payment (the "Contingent Payment") in cash or shares of common stock upon the occurrence of certain events. Also in connection with the Recapitalization, the Company sold certain shares of common stock and granted certain options to members of the Company's management.

         In November 1996, the Company completed an initial public offering, pursuant to which it offered and sold 6,000,000 shares of its common stock (the "Offering"). The Company used approximately $75.3 million in the net proceeds from the Offering (i) to repay the $40 million Bridge Notes, accrued and unpaid interest thereon, and a fee in connection with this repayment, (ii) to make the Contingent Payment in the amount of $19.3 million, (iii) to pay NationsBridge approximately $3.8 million as consideration for the redelivery of the NationsBridge Warrants from escrow, and (iv) to reduce by $11.2 million the amount then outstanding under the Senior Bank Debt. Following the consummation of the Offering, the Centre Entities owned or had control over approximately 54.7% and THIN International owned approximately 14.5% of the outstanding shares of Common Stock.

                 NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                       AND INFORMATION REGARDING DIRECTORS

                        (ITEM NUMBER 1 ON THE PROXY CARD)

     The by-laws of FATS provide that the Board of Directors shall consist of not less than one director, with the exact number being set from time to time by the Board. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, as nearly equal in number as possible, each of which is elected for a three year term. Class I directors, consisting of the three nominees shown below, each of whom is currently serving as a director of the Company, will stand for election at the 1997 Annual Meeting for three-year terms expiring at the Annual Meeting of Stockholders in 2000 or until their successors are elected and qualified. The terms of the other five directors listed below will continue as indicated. The Board currently consists of eight directors.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. Proxies submitted which contain abstentions or broker non-votes are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a three-year term that continues until the Annual Meeting of Stockholders in the third year of his term and until his successor, if there is to be one, is duly elected and qualified.

PETER A. MARINO      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                     FIREARMS TRAINING SYSTEMS, INC.

Peter A. Marino, age 55, has served as a Director of the Company since September 17, 1996 and became Chief Executive Officer and President on October 15, 1996. Prior to joining the Company, Mr. Marino served as Senior Vice President of Raytheon E-Systems, Inc. from 1991 to 1996. Mr. Marino previously served as President and Chief Operating Officer of Fairchild Industries and prior to such service was President and Chief Operating Officer of Lockheed Electronics Co., Inc. Prior to such service, Mr. Marino held various positions at the Central Intelligence Agency, including Director of the Office of Technical Services. Mr. Marino serves as a director of Space Imaging, Inc. and E-Systems Medical Electronics and is a member of the Defense Science Board. Mr. Marino is a member of the Executive Committee.

LESTER POLLACK       MANAGING DIRECTOR
                     CENTRE PARTNERS MANAGEMENT LLC

Lester Pollack, age 63, has served as a Director of the Company since July 31, 1996 and as Chairman of the Board since September 17, 1996. Mr. Pollack has served as Managing Director of Centre Partners Management LLC since 1995. Mr. Pollack has been Senior Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., since 1988, Managing Director of Lazard Freres & Co. LLC since 1995 (prior thereto a General Partner) and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack also serves as a director of LaSalle Re Holdings Limited, Parlex Corporation, Sphere Drake Holdings Limited, SunAmerica Inc., and Tidewater, Inc. Mr. Pollack is the father of Bruce Pollack, another Director of the Company. Mr. Pollack is a member of the Executive and Compensation Committees of the Board of Directors.

SCOTT PEREKSLIS      PRINCIPAL
                     CENTRE PARTNERS MANAGEMENT LLC

Scott Perekslis, age 29, has served as a Director of the Company since July 31, 1996. Mr. Perekslis also served as a Vice President of the Company from July 31, 1996 through July 18, 1997. Since 1995, Mr. Perekslis has been a Principal of Centre Partners Management LLC and a Principal of Corporate Advisors, L.P. From 1991 to 1995, Mr. Perekslis was an Associate of Corporate Advisors, L.P. Mr. Perekslis is a member of the Executive and Compensation Committees of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE PROPOSAL TO ELECT PETER A. MARINO, LESTER POLLACK AND SCOTT PEREKSLIS AS CLASS I DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

     The following Class II directors were elected in fiscal 1997 and their present terms expire with the Annual Meeting of Stockholders in 1998:

WILLIAM J. BRATTON     VICE CHAIRMAN
                       FIRST SECURITY SERVICE CORPORATION

William J. Bratton, age 49, has served as a Director of the Company since September 17, 1996. Mr. Bratton has served as Vice Chairman of First Security Services Corporation and President of its new subsidiary First Security Consulting, Inc. since April 1996. From 1994 to 1996, Mr. Bratton served as Police Commissioner of New York City. In 1992 he served as Superintendent in Chief of the Boston Police Department and was appointed Police Commissioner of the Boston Police Department in 1993. From 1990 to 1992, Mr. Bratton served as Chief of the New York City Transit Police. Mr. Bratton also serves as a director of Rite-Aid Corporation. Mr. Bratton is a member of the Audit Committee of the Board of Directors.

BRUCE G. POLLACK       MANAGING DIRECTOR
                       CENTRE PARTNERS MANAGEMENT LLC

Bruce G. Pollack, age 38, has served as a Director of the Company since September 17, 1996. Mr. Pollack has been a Managing Director of Centre Partners Management LLC since 1995. He is also a Partner of Centre Partners L.P., which he joined in January 1991. Mr. Pollack is a Director of Johnny Rockets Group, Inc., Music Holdings Corp. and Jeepers!, Inc. Mr. Pollack is the son of Lester Pollack, another Director of the Company.

JONATHAN H. KAGAN      MANAGING DIRECTOR
                       CENTRE PARTNERS MANAGEMENT LLC

Jonathan H. Kagan, age 41, has served as a Director of the Company since July 31, 1996. Mr. Kagan also served as Secretary of the Company from July 31, 1996 through July 18, 1997. Mr. Kagan has served as Managing Director of Centre Partners Management LLC since 1995. Mr. Kagan has been a Managing Director of Corporate Advisers, L.P. since 1990. Mr. Kagan has been associated with Lazard Freres & Co. LLC since 1980 and has been a Managing Director since 1995 (prior thereto a General Partner). Mr. Kagan also serves as a Director of LaSalle Re Holdings Limited. Mr. Kagan is a member of the Executive and Audit Committees of the Board of Directors.

     The following Class III directors were elected in fiscal 1997 and their present terms expire with the Annual Meeting of Stockholders in 1999:

PAUL J. ZEPF           PRINCIPAL
                       CENTRE PARTNERS MANAGEMENT LLC

Paul J. Zepf, age 32, has served as a Director of the Company since July 31, 1996. Since 1995, Mr. Zepf has been a Principal of Centre Partners Management LLC and a Principal of Corporate Advisors, L.P. Mr. Zepf also served as a Vice President of Corporate Advisors, L.P. from 1993 to 1995 and an Associate from 1989 to 1993. Mr. Zepf also serves as a Director of LaSalle Re Holdings Limited. Mr. Zepf is a member of the Compensation and Executive Committees and is a member of the Option Subcommittee of the Compensation Committee of the Board of Directors.

CRAIG I. FIELDS        CORPORATE DIRECTOR

Craig I. Fields, age 51, has served as a Director of the Company since September 17, 1996. From 1994 until the present, Dr. Fields has served on various boards of directors, including the boards of ENSCO, Projectavision, Inc., Alliance Gaming Corporation, Perot Systems, Network Solutions and Music Holdings Corp. From 1990 to 1994, Dr. Fields served as Chairman and Chief Executive Officer of the Microelectronics and Computer Technology Corporation, a for-profit research and development consortium involved in information technology. Dr. Fields is Chairman of the Defense Science Board. Mr. Fields is a member of the Compensation and Audit Committees and is a member of the Option Subcommittee of the Compensation Committee of the Board of Directors.

                             DIRECTORS' COMPENSATION

     Each director of the Company who is not an employee of the Company is entitled to receive annual compensation of $20,000, payable quarterly. In addition, directors of the Company are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Fields and Bratton have been granted options to purchase an aggregate of 49,800 shares of Common Stock in connection with their serving as directors of the Company. Directors who are also employees of the Company are not separately compensated for their services as directors.

                      MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors of the Company meets on a regular basis to supervise, review, and direct the business and affairs of the Company. During the Company's 1997 fiscal year, the Board held three meetings and also approved actions through seven unanimous consents of the Board of Directors in lieu of a meeting. The Board of Directors has established an Executive, an Audit and a Compensation Committee, to which it has assigned certain responsibilities in connection with the governance and management of the Company's affairs. The Company has no standing nominating committee or other committee performing similar functions and such functions are performed by the Board of Directors.

         Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which he served during the period he served in such position.

     Executive Committee. The Board of Directors established the Executive Committee in September 1996 to have all the power and authority of the Board of Directors, consistent with limitations contained in the By-laws and provisions of the Delaware General Corporation Law. Messrs. L. Pollack, Marino, Kagan, Perekslis and Zepf are the members of the Executive Committee. During the Company's 1997 fiscal year, the Executive Committee held three meetings and also approved actions through one unanimous consent of the Executive Committee in lieu of a meeting.

     Audit Committee. The Board of Directors established the Audit Committee in September 1996 to: (i) make recommendations concerning the engagement of independent public accounts; (ii) review with the independent public accountants the plans for and scope of the audit, the audit procedures to be utilized and the results of the audit; (iii) approve the professional services provided by the independent public accountants; (iv) review the independence of the independent public accountants; and (v) review the adequacy and effectiveness of the Company's internal accounting controls. Messrs. Kagan, Bratton and Fields are the members of the Audit Committee. During the Company's 1997 fiscal year, the Audit Committee held three meetings.

     Compensation Committee. The Board of Directors established the Compensation Committee in September 1996 to determine compensation of the Company's executive officers and to administer the Company's Stock Option Plan. Messrs. L. Pollack, Perekslis, Fields and Zepf are the members of the Compensation Committee. During the Company's 1997 fiscal year, the Compensation Committee held three meetings and also approved actions through one unanimous consent of the Compensation Committee in lieu of a meeting.

     Option Subcommittee. The Board of Directors established the Option Subcommittee of the Compensation Committee in July 1996 to consider and approve all compensation items which qualify as performance-based compensation within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code, including without limitation, all grants of stock options pursuant to the Company's Stock Option Plan. Messrs. Fields and Zepf are members of the Option Subcommittee. During the Company's 1997 fiscal year, the Option Subcommittee together with its predecessor committee held two meetings and also approved actions through one unanimous consent of the Option Subcommittee in lieu of a meeting.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned for services rendered to the Company in all capacities during the fiscal years ended March 31, 1997 and March 31, 1996 by the Company's chief executive officer serving at March 31, 1997 and the Company's former chief executive officer and each of the Company's other four most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                         Long Term
                                                                                                       Compensation
                                                                  Annual Compensation                     Awards
                                                  -------------------------------------------------------------------
                                                                                        Other           Securities
                                                                                       Annual           Underlying       All Other
                                                  Fiscal    Salary      Bonus         Compensation        Options      Compensation
Name and Principal Position                        Year       ($)        ($)             ($)                (#)             ($)
                                                  ------  ----------  ----------    --------------     --------------   -----------
Peter A. Marino (1)                               1997      148,076      75,000              -            707,160        324,448(2)
 Chief Executive Officer and President            1996            -           -              -                  -              -
Jody Scheckter (3)                                1997       77,269           -          8,436 (4)              -              -
 Former President and Director                    1996      300,000   1,198,833         21,490 (4)              -              -
David A. Apseloff                                 1997      107,077      80,000 (5)      2,247 (6)         74,700              -
 Vice President and Chief Financial Officer       1996       92,308      10,000            173 (6)              -              -
Juan C. G. de Ledebur                             1997      160,169     135,000 (5)      7,115 (6)(7)     212,148              -
 Vice President, Sales and Marketing              1996      270,393           -          6,551 (6)(7)           -              -
Robert F. Mecredy                                 1997      144,179     175,000 (5)      3,093 (6)        182,600              -
 Executive Vice President                         1996      149,328      15,000          1,432 (6)              -              -
Robert B. Terry, Jr.                              1997       87,692     115,000 (5)      2,264 (6)        127,322              -
 Vice President, Operations                       1996       68,846      13,300              -                  -              -

-------------------------------------

(1) Mr. Marino became the Company's Chief Executive Officer and President on October 15, 1996.
(2) Mr. Marino received a bonus of $155,000 and 36,852 shares of Common Stock valued at $119,880 in connection with his employment agreement, Mr. Marino was also reimbursed for moving expenses of $49,568.
(3) Mr. Scheckter resigned as President effective July 31, 1996 and resigned as a Director effective September 17, 1996.
(4) Provision of automobile and reimbursement of a portion of dues for country club membership by the Company.
(5) Messrs. de Ledebur, Mecredy and Terry received transition bonuses as part of the Company's Recapitalization of $50,000 each, Mr. Apseloff received a transition bonus of $30,000.
(6)  Matching contributions made by the Company to its 401(k) plan.
(7) Provision of automobile allowance for Mr. de Ledebur of $4,800 in both 1997 and 1996, respectively.

                      OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                NO. OF        % OF TOTAL                                  ASSUMED ANNUAL RATES OF
                              SECURITIES     OPTIONS/SARS                              STOCK PRICE APPRECIATION FOR
                              UNDERLYING      GRANTED TO    EXERCISE OR                       OPTION TERMS *
                             OPTION/SARS     EMPLOYEES IN   BASE PRICE   EXPIRATION    ------------------------------
                               GRANTED        FISCAL YEAR    PER SHARE      DATE            5%              10%
                             -------------   -------------- ------------ ------------  --------------  --------------
Peter A. Marino              353,580 (1)       19.94%         $3.253     09/18/03         468,245       1,091,210
Peter A. Marino              353,580 (2)       19.94%         $3.253     09/18/05         634,135       1,561,906
David A. Apseloff             37,350 (1)        2.11%         $3.253     09/18/03          49,463         115,269
David A. Apseloff             37,350 (2)        2.11%         $3.253     09/18/05          66,986         164,990
Juan C. G. de Ledebur        106,074 (1)        5.98%         $3.253     09/18/03         140,474         327,363
Juan C. G. de Ledebur        106,074 (2)        5.98%         $3.253     09/18/05         190,241         468,572
Robert F. Mecredy             91,300 (1)        5.15%         $3.253     09/18/03         120,908         281,768
Robert F. Mecredy             91,300 (2)        5.15%         $3.253     09/18/05         163,744         403,309
Robert B. Terry, Jr.          63,661 (1)        3.59%         $3.253     09/18/03          84,306         196,469
Robert B. Terry, Jr.          63,661 (2)        3.59%         $3.253     09/18/05         114,174         281,216
Jody Scheckter                    -                -               -            -               -               -

(1) Series A Options are generally exerciseable as follows: (i) 50% on the third anniversary of the option issue date (the "option date"), (ii) 25% on the fourth anniversary of the option date, and (iii) 25% on the fifth anniversary of the option date.

(2) Series B Options are generally exercisable on the ninth anniversary of the grant of such options but are subject to acceleration if certain defined earnings targets of the Company are met or exceeded.

* These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in these columns will be achieved or if achieved, will exist at the time of any option exercise.

                          FISCAL YEAR-END OPTION VALUES

                              NO. OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                 UNEXERCISED OPTIONS AT                 IN-THE-MONEY OPTIONS
                                     FISCAL YEAR END                   AT FISCAL YEAR END (1)
                           ------------------------------------  ------------------------------------
                            EXERCISEABLE      UNEXERCISEABLE      EXERCISEABLE      UNEXERCISEABLE
                           ----------------  ------------------  ----------------  ------------------
Peter A. Marino                      53,037             654,123           490,433           6,048,675
David A. Apseloff                     3,402              71,298            31,458             659,293
Juan C. G. de Ledebur                 9,663             202,485            89,354           1,872,379
Robert F. Mecredy                     8,317             174,283            76,907           1,611,595
Robert B. Terry, Jr.                  5,799             121,523            53,623           1,123,723



(1) As required by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options is calculated based on the closing sales price of the Company's Common Stock on The Nasdaq Stock Market as of the last business day of its fiscal year, March 31, 1997, which was $12.50 per share.

   EMPLOYMENT AND NON-COMPETITION AGREEMENTS; EXECUTIVE SEVERANCE BENEFIT PLAN

     Employment Agreement with Mr. Marino. The Company has entered into an employment agreement with Mr. Marino with an initial term expiring March 31, 2002, with automatic one-year extensions thereafter unless terminated by either party. Pursuant to the agreement, Mr. Marino serves as Chief Executive Officer and President at an annual base salary of $350,000, subject to review and annual increases as approved by the Board of Directors. Mr. Marino also is eligible for annual bonuses based on the Company reaching targeted EBITDA levels for each fiscal year, with a maximum of $225,000 in bonus payable for each fiscal year (or such greater amount as determined by the Board of Directors). In connection with the execution of the employment agreement, Mr. Marino received a bonus of $155,000, was granted 36,852 shares of Common Stock and was granted options to purchase 707,160 shares of Common Stock, consisting of Series A Options for 353,580 shares and Series B Options for 353,580 shares. The Company also agreed to pay Mr. Marino's reasonable expenses in relocating to the Atlanta area. Pursuant to the employment agreement, Mr. Marino agreed to purchase 61,420 shares of Common Stock at approximately $3.25 per share. Mr. Marino also is subject to a covenant not to compete with the Company during the period of his employment with the Company or any period during which he receives payments from the Company pursuant to the employment agreement and for a period of two years thereafter.

     Non-Competition Agreements. The Company has entered into an Agreement to Limit Future Competition with each member of senior management of the Company and other key employees. Pursuant to such agreements each such employee has agreed, for a period of two years following the termination of employment with the Company, not to: (i) be employed by specified businesses in an executive capacity; (ii) use or permit to be used his executive skills, knowledge or expertise for the benefit of any such business; and (iii) use or permit to be used competitively sensitive information received while employed by the Company for the benefit of any such business.

     Executive Severance Benefit Plan. The Board of Directors has adopted an Executive Severance Benefit Plan (the "Executive Severance Plan") that provides severance pay and benefits to five designated executive officers of the Company in the event any such designated executive's employment with the Company is terminated by the Company for any reason other than Cause (as defined in the Executive Severance Plan) prior to September 30, 1997. The severance benefit payable under the Executive Severance Plan is equal to: (i) three times the monthly salary of the terminated executive if such termination of employment occurs prior to July 31, 1997; (ii) two times such monthly salary if such termination of employment occurs during August 1997; and (iii) an amount equal to such monthly salary if such termination of employment occurs during September 1997.

                              CERTAIN TRANSACTIONS

     Pursuant to certain assurances provided by the Centre Entities in connection with the Recapitalization, on September 18, 1996, the Company sold to certain of its executive officers shares of Common Stock at a price of approximately $3.25 per share as set forth in the following table.

                                                                       AGGREGATE
                                                                        PURCHASE
                                                               SHARES     PRICE
                                                               ------   --------
Peter A. Marino.............................................   61,420   $199,800
Juan C. G. de Ledebur.......................................   53,784    174,960
Gregory Echols..............................................   46,148    150,120
Robert F. Mecredy...........................................   30,710     99,900
David A. Apseloff...........................................   24,900     81,000
Robert B. Terry, Jr. .......................................   15,371     50,004

     In accordance with the Recapitalization Agreement, the Company paid certain fees and expenses associated with the Recapitalization including payment of a transaction fee to the Centre Entities of $790,000 and reimbursement of THIN International for expenses related to the Recapitalization of $210,000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. L. Pollack, Fields, Perekslis and Zepf served as members of the Company's Compensation Committee during the 1997 fiscal year. While Mr. L. Pollack is Chairman of the Board and Mr. Perekslis served as a Vice President of the Company, none is otherwise an employee, officer or former employee or officer of the Company or its subsidiaries.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has provided the following report:

     The compensation policies of the Company have been developed to link the compensation of executive officers with the development of enhanced value for the Company's stockholders. Through the establishment of both short-term and long-term incentive plans and the use of base salary and performance bonus combinations, the Company seeks to align the financial interests of its executive officers with those of its stockholders.

PHILOSOPHY AND COMPONENTS

     In designing its compensation programs, the Company follows its belief that compensation should reflect both the Company's recent performance and the value created for stockholders, while also supporting the broader business strategies and long-range plans of the Company. In doing so, the compensation programs reflect the following general characteristics:

         * The Company's financial performance and, in particular, that of the individual.

         * An annual incentive arrangement that generates a portion of compensation based on the achievement of specific performance goals in relation to the Company's internal budget and strategic initiatives, with superior performance resulting in enhanced total compensation.

         The Company's executive compensation is based upon the components listed below, each of which is intended to serve the overall compensation philosophy:

     BASE SALARY. Base salary is intended to be set at a level that approximates the competitive amounts paid to executive officers of similar businesses in structure, size, and industry orientation. Competitive amounts are determined informally through a review of published compensation surveys and proxy statements of other companies, including some, but not all, of the companies in the peer group selected for purposes of the stock performance graph set forth elsewhere in this Proxy Statement.

     INCENTIVE COMPENSATION. In accordance with the Company's philosophy of tying a substantial portion of the overall compensation of its executive officers to the achievement of specific performance goals, an incentive plan has been developed for the executive officers. The Company's incentive plans is designed to reward superior performance with total compensation above competitive levels. On the other hand, if performance goals are not achieved and the Company suffers as a result, compensation of affected executive officers may fall below competitive levels.

     STOCK OPTIONS. The Company periodically considers awards to its executive officers of stock options granted under the terms of its Stock Option Plan. Options are awarded by the Option

Subcommittee to selected executive officers and other persons in recognition of outstanding contributions they may have made (or are being motivated to make) to the Company's growth, development, or financial performance. The awarding of options is designed to encourage ownership of the Company's Common Stock by its executive officers, thereby aligning their personal interests with those of our shareholders.

         The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. While promoting initiative and providing incentives for superior performance on behalf of the Company for the benefit of its shareholders, the Compensation Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of growth and financial performance that will enhance shareholder value over the long-term as well as short-term.

CEO COMPENSATION

     Effective October 15, 1996, the Company entered into an employment agreement with Mr. Marino as Chief Executive Officer and President for a term that extends to March 31, 2002, and is renewable for successive one-year terms thereafter unless either party chooses not to renew. Details about that agreement are provided under "Executive Compensation - Employment and Non-Competition Agreements; Executive Severance Benefit Plan," above.

The Compensation Committee believes that the compensation terms of Mr. Marino's employment agreement are consistent with and reflect the Company's executive compensation philosophy. The base salary provided to Mr. Marino is consistent with what the Compensation Committee believes is competitive in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its stockholders. Additionally, the options that have been granted to Mr. Marino are subject to vesting over a period of years.

                           The Compensation Committee

        Lester Pollack * Craig I. Fields * Scott Perekslis * Paul J. Zepf

                             STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of The Nasdaq National Market (U.S.) and the cumulative total return for a group of companies consisting of Apollo Group Inc., CBT Group Plc, Evans & Sutherland Computer Corporation, Flightsafety International Inc., Imax Corporation, Learning Tree International, National Education Corporation, Orbital Sciences Corporation, REMEC Inc. and the Wyman-Gordon Company, for the period commencing November 27, 1996, the date that the Company's Common Stock became publicly traded, and ending on March 31, 1997.

                              [GRAPH APPEARS HERE]


                                                            CUMULATIVE TOTAL RETURN
                                                            -----------------------
                                                     11/27/96          12/31/96         3/31/97
                                                     --------          --------         -------
Firearms Training Systems, Inc.                      100.000             86.239          91.743
Peer Group                                           100.000             90.107          79.569
NASDAQ-Stock Market - Composite                      100.000            100.288          94.903

--------------------------------------

     Graph reflects $100 invested on November 27, 1996 and the reinvestment of any dividends in (i) Company Common Stock, (ii) the common stocks of the group of companies identified above that have been selected by the Company as its peers, and (iii) the Nasdaq Stock Market - Composite index.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, appoints each year the firm that will serve as the Company's independent public accountants. The Board has appointed Arthur Andersen LLP, which firm served as independent public accountants for the Company during the past fiscal year, to serve as such accountants for the current fiscal year. Such appointment is not subject to ratification or other vote by the stockholders.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders, with opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

     Stockholders who desire to submit to the Company proposals for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders of Firearms Training Systems, Inc. must submit such proposals to the Secretary of the Company for receipt by the Secretary on or prior to April 1, 1998.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the Nasdaq National Market reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by the rules promulgated by the Commission to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the 1934 Act.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during fiscal 1997, all filings required by Section 16
(a) of the 1934 Act applicable to its directors, executive officers and greater than ten percent beneficial owners were made on a timely basis.

                                  OTHER MATTERS

     Management does not intend to present to the Annual Meeting any business other than the items stated in the "Notice of Annual Meeting of Stockholders" and knows of no other business to be presented for action at the meeting. If, however, any other business should properly come before the meeting or any adjournments thereof, it is intended that all management proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the proxies.

                                        FIREARMS TRAINING SYSTEMS, INC.
                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/ Charles N. Bowen
                                        --------------------
                                        Charles N. Bowen
Dated:  July 25, 1997                   SECRETARY

                                                                        APPENDIX


                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 27, 1997
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having received notice of the Annual Meeting of Stockholders and revoking all prior proxies, hereby appoints Peter A. Marino and David A. Apseloff, and each of them, attorneys or attorney of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to attend the Annual Meeting of Stockholders of Firearms Training Systems, Inc. (the "Company") to be held Wednesday, August 27, 1997, at 11:00 A.M., Eastern Time, and any postponement or adjournment thereof, and to vote and act upon the following matters in respect of all shares of common stock of the Company that the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present.

         The shares represented by this proxy will be voted as directed by the undersigned and as indicated herein. IF NO DIRECTION IS GIVEN WITH RESPECT TO THE ELECTION OF DIRECTORS OR THE DISCRETIONARY AUTHORITY OF THE PROXIES TO VOTE UPON OTHER PROPER BUSINESS, THIS PROXY WILL BE VOTED FOR SUCH ELECTION, AND THE PROXIES, IN THEIR DISCRETION, WILL VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

         Attendance of the undersigned at the meeting or any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting the intention of the undersigned to vote such shares in person.

         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


                           IF SHARES ARE HELD BY MORE THAN ONE OWNER, EACH MUST SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, AND OTHER SIGNING IN A REPRESENTATIVE CAPACITY SHOULD GIVE THEIR FULL TITLES.

     Has your address changed?                    Do you have any comments?

___________________________________          ___________________________________

___________________________________          ___________________________________

___________________________________          ___________________________________

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                       -------------------------------
                       FIREARMS TRAINING SYSTEMS, INC.
                       -------------------------------


                  RECORD DATE SHARES:

              1.  ELECTION OF DIRECTORS:
                  To re-elect each of the following nominees, as a director of the Company, for a term of three years:

                  Peter A. Marino
                  Lester Pollack
                  Scott Perekslis

                  For All        With-        For All
                  Nominees       hold         Except
                    [ ]           [ ]          [ ]

                  NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominees.

              2. TO VOTE, IN THE PROXIES' DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

                    For         Against      Abstain
                    [ ]           [ ]          [ ]

Please be sure to sign and date this Proxy.       Date__________________________


Stockholder sign here_______________________Co-owner sign here__________________

Mark box at right if an address change or comment has been added        [ ]
on the reverse side of this card.


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